Exhibit 10.4

LEASE AGREEMENT

This Lease Agreement (“Agreement”) is made as of September 15, 2017, by and between Salem Radio Properties, Inc., a Delaware corporation (“Lessor”), and AM 570 LLC, a Maryland limited liability company (“Lessee”), programmer of radio station WSPZ(AM), FCC Facility ID No. 11846 (the “Station”).

RECITALS:

A.           WHEREAS, Lessor owns a certain tract of land located at 16925 Black Rock Road, Germantown, MD 20876 (common street address), shown as lot 4, in a subdivision known as “SENECA PARK ESTATES”, as more particularly described in Exhibit A attached hereto (the “Real Property”), together with certain improvements thereon including, without limitation, radio towers (the “Towers”), radials, a transmitter building and related equipment as more particularly described on Exhibit B attached hereto (the “Lessor Equipment”, and collectively with the Real Property the “Transmitter Site”); and,

B.           WHEREAS, Lessee desires to lease the Transmitter Site, including the Lessor Equipment, in its Station broadcast operations, and for installation of any additional equipment owned by Lessee which Lessee desires to use in connection with the broadcast operations of the Station (“Lessee Equipment”); and,

C.           WHEREAS, the parties are desirous of making a mutually suitable and satisfactory agreement whereby Lessor will lease to Lessee the Transmitter Site on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the following covenants, agreements, conditions and representations, the parties hereto agree as follows:

SECTION 1

USE OF THE LEASED PREMISES

1.1           Lessor, in consideration of the rents to be paid and covenants herein contained, hereby leases to Lessee the following portion of the Transmitter Site:

(a) Non-exclusive use of those Towers, radials and related Lessor Equipment located at the Transmitter Site, except that Lessee shall have exclusive use of Lessor Equipment that is used or relates solely to operation of the Station; and

(b) Exclusive use of the transmitter building designated on Exhibit B (“Transmitter Space”).

All of the property leased under this Section 1.1 shall be referred to herein as the “Leased Premises.”

1.2            Lessee may use the Leased Premises for the operation of the Station and, in connection therewith, for the installation, repair, maintenance, operation, housing and removal of the Lessee Equipment, and for repair, maintenance, and operation of the Lessor Equipment. Lessee is fully familiar with the physical condition of the Land, Towers, Lessor Equipment, and Transmitter Site and has received the same in good order and condition, and, except as otherwise noted herein, agrees that it complies in all respects with all requirements of this Agreement. Lessee shall use the Leased Premises exclusively for purposes associated with the operation of the Station.

1.3            Lessee shall have access to the Leased Premises twenty-four (24) hours per day, seven (7) days per week, for the purpose of installing, maintaining and repairing the Lessee Equipment, and for maintaining and repairing the Lessor Equipment.

1.4            Lessor shall not be responsible for repairs or maintenance to the Lessee Equipment.

1.5            During the Term of this Agreement (as hereinafter defined), Lessor and Lessee shall each provide the other with a telephone number which, if called will ring at a location that is staffed by their respective agents twenty-four (24) hours each and every day, seven (7) days each and every week; and Lessor and Lessee shall notify each other promptly in the event of any change in such telephone number.

1.6            Lessee shall not use or permit the Leased Premises to be used by any dangerous, toxic, noxious or offensive trade or business, or for any unlawful purpose.

1.7            Lessee shall not directly or indirectly create, or permit to be created or to remain, and will discharge, any mortgage, lien, security interest, encumbrance or charge on, pledge of or conditional sale or other title retention agreement with respect to the Leased Premises or any part thereof or Lessee's interest therein other than: (a) this Agreement; (b) any lien, including a mortgage on the leasehold interest of Lessee, which must be approved by the Lessor in writing, which approval shall not be unreasonably withheld; (c) liens for impositions not yet payable, or payable without the addition of any fine, penalty, interest or cost for non-payment, or being contested as permitted by Section 4.4, below; and (d) liens of mechanics, materialmen, suppliers or vendors, or rights thereto, incurred in the ordinary course of business for sums which under the terms of the related contracts are not at the time due, provided that adequate provision for the payment thereof shall have been made.

1.8            Lessee shall at its own cost comply with: (a) all environmental laws with respect to its operations on the Real Property; (b) Lessee shall not manage any hazardous materials on the Real Property, nor conduct nor authorize the same, including installation of any underground storage tanks, without prior written disclosure to and approval of the Lessor, which approval may be withheld in its sole discretion; (c) Lessee shall not take any action that would subject the Real Property to permit requirements under the Resources Conservation and Recovery Act or similar legislation or regulations (“RCRA”) for storage, treatment or disposal of hazardous materials; (d) Lessee shall not dispose of hazardous materials on the Real Property; (e) Lessee shall not discharge hazardous materials into drains or sewers in violation of environmental laws; (f) Lessee shall not suffer, cause or allow the release of any hazardous materials on, to or from the Real Property in violation of environmental law or in quantities requiring a permit; and (g) Lessee shall at its own cost arrange for the lawful transportation and off-site disposal of all hazardous materials that it generates.

SECTION 2

TERM AND RENT; EXTENSION OPTIONS

2.1         The initial term of this Agreement (the “Initial Term”) shall commence on September 15, 2017 (the "Commencement Date"), and shall expire on March 31, 2027. The Initial Term: (a) shall automatically be extended for three (3) additional five (5) year terms (each an “Extension Term”) unless Lessee terminates this Agreement at the end of the then-current Initial Term or Extension Term, as applicable, by giving Lessor written notice of intent to terminate at least six (6) months prior to the end of the then-current Initial Term or Extension Term; and (b) if at the end of the third Extension Term set forth in paragraph 2.1(a) this Agreement has not been terminated by Lessee, this Agreement shall continue to be in force upon the same covenants, terms and conditions for a further Extension Term of five (5) years and for five (5) additional Extension Terms thereafter unless either party terminates this Agreement at the end of the then-current Extension Term by giving the other party written notice of intent to terminate at least eighteen (18) months prior to the end of the then-current Extension Term. The Initial Term and all Extension Terms shall be collectively referred to herein as the “Term”.

2.2            Lessee agrees to pay rent to Lessor during the Term at 4880 Santa Rosa Road, Camarillo, CA 93012, Attn: Accounting, or to such other person or place as Lessor may designate from time to time by giving notice to Lessee as hereinafter set forth herein, in the following amounts and in the following manner:

(a)        During the Term, beginning with the Commencement Date Lessee shall pay a gross rent of $3,000 per month (the “Gross Rent”), in advance on the first day of each month;

(b)          The Gross Rent shall include base rent and Lessee’s share of real property taxes for the Leased Premises. In addition to Gross Rent, Lessee shall pay as additional rent (herein sometimes called “Additional Rent”), all sums of money or charges of whatsoever nature (except Gross Rent) required to be paid by Lessee to Lessor pursuant to this Agreement, whether or not the same is designated specifically as Additional Rent. Any Additional Rent provided for in this Agreement shall become payable, unless otherwise provided herein, within ten (10) days after the date Lessor renders a statement therefor; and

(c)          The Gross Rent shall increase by two percent (2%) on April 1, 2018, and each April 1 thereafter during the Term.

2.3            Rent and all other sums payable to Lessor hereunder shall be paid without notice, demand, counterclaim, set-off, deduction or defense and without abatement, suspension, deferment, diminution or reduction. Except as expressly provided herein, Lessee waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement or the Leased Premises or any part thereof, or to any abatement, suspension, deferment, diminution or reduction of rent or any other sum payable by Lessee hereunder.

2.4           Any payment by Lessee or acceptance by Lessor of a lesser amount than shall be due from Lessee to Lessor shall be treated as a payment on account. No acceptance of any payment by Lessor from Lessee after termination of this Agreement, or after the service of any notice or commencement of any suit shall renew, reinstate, continue or extend the Term or affect any such notice, demand or suit, unless otherwise agreed by Lessor in writing

2.5            Any rent or other charge not paid within ten (10) business days of a demand therefor shall bear interest at the rate of one percent (1.0%) per month from and after days after its due date until paid, which interest shall be paid by Lessee as Additional Rent.

SECTION 3

CHARGES AND UTILITIES

3.1            Lessor shall, at its sole expense, keep the Leased Premises (including all plumbing, electric, heating, ventilating, air-conditioning and heating equipment therein servicing the Transmitter Space but subject to the allocation provisions set forth in Section 10 of this Agreement) in good and clean order and condition and will promptly make all necessary or appropriate repairs, replacements and renewals thereof, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen. All repairs, replacements and renewals shall be equal in quality and class to the original work. Lessee waives any right created by any law now or hereafter in force to make repairs to the Leased Premises at Lessor's expense.

3.2            Lessor shall pay all taxes, assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term hereof), ground rents, water, sewer or similar rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges in each case, whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character (including all interest and penalties thereof), which at any time during or in respect of the Term hereof may be assessed, levied, confirmed or imposed on or in respect of or be a lien upon the Leased Premises or any rent therefrom or any estate, right or interest therein, or any occupancy, use or possession of or activity conducted on the Leased Premises or any part thereof, but excluding any income, excess profits or franchise taxes of Lessor determined on the basis of general income or revenue or any interest or penalties in respect thereof.

3.3            Lessee shall pay or cause to be paid all charges for all public or private utility services for Lessee’s Equipment at the Transmitter Site.

3.4            Lessor shall pay or cause to pay all charges for janitorial services, refuse collection, and all sprinkler systems and protective services at any time servicing the or otherwise rendered to or in connection with the Leased Premises or any part thereof, will comply with all contracts relating to any such services, and will do all other things required for the maintenance and continuance of all such services.

3.5            All costs and charges set forth or described in Section 3.1, Section 3.2 and Section 3.4 of this Agreement concerning the Leased Premises shall be referred to collectively as the “Maintenance Costs.”

SECTION 4

INSURANCE AND INDEMNIFICATION

4.1            Lessee shall, at its sole cost and expense, during the Term hereof, obtain or provide and keep in full force for the benefit of Lessor, as an additional named insured: (a) general public liability insurance, insuring Lessor against any and all liability or claims or liability arising out of, occasioned by or resulting from any accident or other occurrence in or about the Leased Premises arising out of any act or omission of Lessee or any officer, employee, agent or contractor of Lessee, for injuries to any person or persons, with limits of not less than One Million Dollars ($1,000,000.00) for injuries to one person, Two Million Dollars ($2,000,000.00) for injuries to more than one person, in any one accident or occurrence, and for loss or damage to the property of any person or persons, for not less than Five Million Dollars ($5,000,000.00); (b) insurance with respect to the Lessee Equipment against loss or damage by fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, smoke and other risks from time to time included under “extended coverage” policies, in an amount equal to at least one hundred percent (100%) of the full replacement value of the Lessee Equipment and, in any event, in an amount sufficient to prevent Lessor or Lessee from becoming a co-insurer of any partial loss under the applicable policies, which shall be written on a replacement cost basis; (c) appropriate workers' compensation or other insurance against liability arising from claims of workers in respect of and during the period of any work on or about the Leased Premises; and (d) insurance against such other hazards and in such amounts as is customarily carried by owners and operators of similar properties, and as Lessor may reasonably require for its protection. Lessee shall comply with such other requirements as Lessor, or any mortgagee, may from time to time reasonably request for the protection by insurance of their respective interests. The policy or policies of insurance maintained by Lessee pursuant to this Paragraph shall be of a company or companies authorized to do business in Maryland and a certificate thereof shall be delivered to Lessor, together with evidence of the payment of the premiums therefor, not less than fifteen (15) days prior to the commencement of the Term hereof or of the date when Lessee shall enter upon the Leased Premises, whichever occurs sooner. At least fifteen (15) days prior to the expiration or termination date of any policy, Lessee shall deliver a certificate of a renewal or replacement policy with proof of the payment of the premium therefor. Any such insurance required by this Paragraph may, at Lessee's option, be provided through a blanket policy or policies.

4.2            Lessee shall indemnify, defend and hold Lessor harmless from and against all claims, actions, losses, damages, liabilities and expenses (including reasonable attorneys' fees) incurred by or asserted against Lessor, whether during or after the Term of this Agreement, including by reason of personal injury, loss of life, or damage to property, caused by or resulting from in whole or any material part: (a) any breach of this Agreement by Lessee; (b) any negligent or intentional act or omission of Lessee, its employees, agents, invitees or contractors, whether in, on, about or with respect to the Leased Premises or otherwise; (c) the use by Lessee of any part of the Leased Premises or the Lessor Equipment; (d) any work undertaken by or at the request of Lessee on or about the Leased Premises; (e) any other activity undertaken by or at the request of Lessee pursuant to or in connection with this Agreement; or (f) the presence of any individuals on the Leased Premises as a result of Lessee's request or this Agreement.

4.3            If Lessor so elects by notice to Lessee, Lessee shall have the obligation of defending, at its sole cost and expense, by counsel selected by Lessee and approved by Lessor (such approval not to be unreasonably withheld), against any claim to which the foregoing indemnity may apply. Lessor may assume, or require that such defense be assumed, by Lessor and counsel selected by Lessor, at the cost and expense of Lessee if Lessor is for any reason dissatisfied with the defense by Lessee, or believes that its interests would be better served thereby. In any case where Lessee is defending any such claim, Lessor may participate in the defense thereof by counsel selected by it, but at Lessor's expense. Lessee shall not enter into any settlement of any claim without the consent of Lessor, which consent shall not be unreasonably withheld.

4.4            Lessor shall indemnify Lessee and hold Lessee harmless from and against all claims, actions, losses, damages, liabilities and expenses (including reasonable attorneys' fees) incurred by or asserted against Lessee, whether during or after the Term of this Agreement, including by reason of personal injury, loss of life, or damage to property, caused by or resulting from in whole or any material part: (a) any breach of this Agreement by Lessor; (b) any negligent or intentional act or omission of Lessor, its employees, agents, invitees or contractors, whether in, on, about or with respect to the Leased Premises or otherwise; (c) the use by Lessor of any part of the Leased Premises; (d) any work undertaken by or at the request of Lessor on or about the Leased Premises; (e) any other activity undertaken by or at the request of Lessor pursuant to or in connection with this Agreement; or (f) the presence of any individuals on the Leased Premises as a result of Lessor's request or this Agreement; provided, however, that Lessor shall not be required to indemnify Lessee for any damages, injury, loss or expense arising out of Lessee's or its agents’, employees’, invitees’ or contractors’ negligent acts or omissions, and further, neither Lessor, nor its agents or employees, shall be liable for Lessee’s damage or losses caused by other tenants of Lessor at the Leased Premises.

4.5            If Lessee so elects by notice to Lessor, Lessor shall have the obligation of defending, at its sole cost and expense, by counsel selected by Lessor and approved by Lessee (such approval not to be unreasonably withheld), against any claim to which the foregoing indemnity may apply. Lessee may assume or require that such defense be assumed by Lessee and counsel selected by Lessee, at the cost and expense of Lessor, if Lessee is for any reason dissatisfied with the defense by Lessor, or believes that its interests would be better served thereby. In any case where Lessor is defending any such claim, Lessee may participate in the defense thereof by counsel selected by it, but at Lessee's expense. Lessor shall not enter into any settlement of any claim without the consent of Lessee, which consent shall not be unreasonably withheld.

4.6            Nothing in this Agreement shall be construed so as to authorize or permit any insurer of Lessor or Lessee to be subrogated to any right of Lessor or Lessee against the other. Each of Lessor and Lessee hereby releases the other to the extent of its insurance coverage for any loss or damage caused by fire or any of the extended coverage casualties, even if such fire or other casualty shall be brought about by the fault or negligence of the other party or persons for whose acts said party is liable.

SECTION 5

REPRESENTATIONS, WARRANTIES AND OTHER OBLIGATIONS

5.1           Lessor represents and warrants that:

(a) The execution and performance of this Agreement shall not constitute a breach or violation under any Agreement to which Lessor is a party.

(b) To the best of Lessor's knowledge, there are no violations of any federal, state, county or municipal law, ordinance, order, regulations or requirement with respect to the Leased Premises, and as of the date of this Agreement, no notice of any kind relating thereto (which would adversely affect the transactions contemplated by this Agreement) has been issued by public authorities having jurisdiction over the Leased Premises.

(c) With the exception of the diplex rights under that Certain Tower Lease Agreement between Lessor (as successor-in-interest to Red Zebra Broadcasting, LLC) and DC Radio Assets, LLC dated as of October 17, 2016, no person or party other than Lessor has a right to use the Leased Premises for any purpose which would affect Lessee's right to use the Leased Premises as contemplated hereunder. In addition, lessor shall not develop, sell, lease or otherwise grant any rights to any person or entity regarding the development of or construction upon the Transmitter Site without first obtaining Lessee’s prior written consent to any such development or construction.

(d) Lessor has not received written notice of pending or contemplated condemnation proceedings affecting the Leased Premises or any part thereof.

(e) To the best of Lessor's knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Leased Premises or any portion thereof and Lessor has not received notice written or otherwise of any litigation affecting or concerning the Leased Premises relating to or arising out of its ownership, management, use or operation. Lessor shall give to Lessee prompt notice of institution of any such proceeding or litigation.

(f) To the best of Lessor's knowledge, there are presently no proceedings against Lessor for overdue real estate taxes assessed against the Leased Premises for any fiscal period.

(g) Lessor shall promptly advise Lessee in writing of any written notice received from any governmental authority to comply with the terms, provisions and requirements of any local, state and federal laws, ordinances, directives, orders, regulations and requirements which apply to any portion of the Leased Premises or to any adjacent street or other public area or to the maintenance, operation or use thereof.

(h) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary actions on the part of Lessor (none of which actions have been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes a valid and binding agreement and obligation of Lessor, enforceable in accordance with its terms.

(i) Subject to liens and encumbrances of record, Lessor owns good and marketable title in fee simple to the Leased Premises, and Lessor acknowledges that Lessee is relying upon the foregoing representation and warranty in entering into this Agreement and in expending moneys in connection herewith. Lessor shall not encumber or permit any encumbrances, liens or restrictions on Lessee's Equipment, except with the prior written approval of Lessee.

5.2            Each party shall comply in all material respects with all local, state and federal laws, statutes, ordinances, rules, regulations, orders and decrees that it knows to be applicable in connection with its activities and operations at the Leased Premises, and Lessor shall require the same representation and warranty from all additional users of the facilities at the Leased Premises.

5.3            The parties agree that, during the Term of this Agreement neither party shall intentionally do anything at the Leased Premises that will interfere with or adversely affect the operations of the other party.

5.4            In the event that during the Term of this Agreement there shall be an actual condemnation or foreclosure and taking of all of the Leased Premises, or a portion thereof such that it renders the Leased Premises unsuitable for broadcasting, this Agreement may be terminated by written notice from either party to the other and thereafter each of the parties shall be relieved of any future liability to the other under this Agreement, except as to obligations accrued and not yet discharged at the date of termination. Following any condemnation or foreclosing order, Lessee may continue to use the property for operations under the terms of this Agreement until Lessee finds and begins to utilize new facilities or until prevented by the condemning or foreclosing authority from utilizing the Leased Premises, whichever occurs first.

5.5            Lessee represents and warrants that its Equipment, located and to be located on or about the Leased Premises and the operation thereof, do not and will not result in exposure by workers or the general public to levels of radio frequency radiation in excess of the “Radio Frequency Protection Guides” recommended in “American National Standard Safety Levels With Respect to Human Exposure to Radio Frequency Electromagnetic Fields, 300 KHz to 100 GHz”, issued by the American National Standards Institute (“Acceptable Radio Frequency Radiation Standards”).

5.6            Lessee covenants that, with the exception of a diesel standby generator and related fuel stored on the Leased Premises, it will not at any time during the Term of this Agreement, transmit, store, handle or dump toxic or hazardous wastes anywhere at or around the Leased Premises.

5.7            Lessee shall promptly advise Lessor in writing of any written notice received from any governmental authority to comply with the terms, provisions and requirements of any local, state and federal laws, ordinances, directives, orders, regulations, and requirements which apply to any portion of the Leased Premises or to any adjacent street or other public area or the maintenance, operation or use thereof.

5.8            Lessee represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of Lessee (none of which actions have been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes a valid and binding agreement and obligation of Lessee, enforceable in accordance with its terms. Lessee represents and warrants that it has the authority to program the Station pursuant to authorization from the licensee of the Station.

5.9            Lessee represents and warrants that the Lessee Equipment is and will remain in material compliance at all times during the Term with all federal, state, county, municipal, local, administrative and other governmental laws, statutes, ordinances, codes, rules, regulations and orders pertaining thereto, including, without limitation, to the extent applicable, all zoning laws and building codes and all regulations of the Federal Aviation Administration ("FAA") and the Federal Communications Commission ("FCC").

5.10          In case of any material damage to or destruction of the Leased Premises, the Lessor Equipment, or any part thereof, Lessee shall promptly give written notice thereof to Lessor and any mortgagee, generally describing the nature and extent of such damage or destruction. In case of any damage to or destruction of the Lessor Equipment or any parts thereof, Lessee, whether or not the insurance proceeds, if any, on account of such damage or destruction shall be sufficient for the purpose, at its sole expense, shall promptly commence and complete the restoration, replacement or rebuilding of the Lessor Equipment as nearly as possible to its value, condition and character immediately prior to such damage or destruction.

5.11          Lessee will execute, acknowledge and deliver to the Lessor, promptly upon request, a certificate certifying that: (a) this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the Agreement is in full force and effect as modified, stating the modifications); (b) the dates, if any, to which rent and other sums payable hereunder have been paid; and (c) no notice has been received by Lessee of any default which has not been cured, except as to defaults specified in said certificate. Any such certificate may be relied upon by any prospective purchaser or mortgagee of the Leased Premises or any part thereof.

5.12          Lessor will execute, acknowledge and deliver to the Lessee or any mortgagee, promptly upon request, a certificate certifying that: (a) this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the Agreement is in full force and effect, as modified, stating the modifications), (b) the dates, if any, to which rent and other sums payable hereunder have been paid, and (c) whether or not, to the knowledge of Lessor, there are then existing any defaults under this Agreement (and if so, specifying the same).

5.13          In the event it is necessary for Lessee to reduce, limit or cease its use of its Equipment so that Lessor or any other lessee of Lessor may install, maintain, repair, remove or otherwise work upon their facilities in compliance with then current OSHA, FCC and ANSI standards, including such standards relating to radio frequency radiation, or such other and further health and safety standards imposed by any federal, state or local authority, Lessee agrees to cooperate in a commercially reasonable manner with the party seeking to conduct said installation, maintenance, repairs, removal or work and to temporarily reduce, limit or cease its use of the Lessor Equipment, the Lessee Equipment and the Leased Premises; provided said party takes all reasonable steps to minimize the amount of time Lessee shall so operate and said party shall take all reasonable steps to schedule such installation, maintenance, repairs, removal or work at a time convenient to Lessee. Notwithstanding the foregoing, Lessee shall not be entitled to any abatement in rent or any other amount, fees or damages for its compliance with this section. Lessee shall be provided reasonable advance notice of any need to reduce, limit or cease its use of the Lessor Equipment, the Lessee Equipment or the Leased Premises pursuant to this section. Lessor shall require, in all agreements to lease space on the Leased Premises entered into after the date hereof, provisions substantially similar to those contained in this section and diligently enforce said provisions against such future lessees.

SECTION 6

EVENTS OF DEFAULT

6.1            Any of the following events shall constitute a default on the part of Lessee:

(a) The failure of Lessee to pay rent or additional rent, and continuation of such failure for more than ten (10) days after Lessee's receipt of written notice thereof from Lessor; provided, however, that Lessor shall not be required to provide such written notice to Lessee more than twice prior to declaring such failure to pay an event of default;

(b) The failure of Lessee to cure any other default under the terms hereof, and continuation of such failure to cure for more than thirty (30) days after notice by Lessor, provided, however, that if the nature of Lessee's default is such that more than thirty (30) days is required for its cure, then Lessee shall not be deemed to be in default if Lessee has commenced such cure within the thirty (30) day period and demonstrates to Lessor's reasonable satisfaction that such default is curable and thereafter diligently prosecutes such cure to completion; or

(c) Lessee is finally and without further right of appeal or review, adjudicated a bankrupt or insolvent, or has a receiver appointed for all or substantially all of its business or assets on the ground of its insolvency, or has a trustee appointed for it after a petition has been filed for Lessee's reorganization under the Bankruptcy Act of the United States, or any future law of the United States having the same general purpose, or if Lessee shall make an assignment for the benefit of its creditors, or if Lessee's interest hereunder shall be levied upon or attached, which levy or attachment shall not be removed within twenty (20) days from the date thereof.

6.2            If an event of default on the part of Lessee shall occur at any time, Lessor, at its election, may give Lessee a notice of termination specifying a day not less than thirty (30) days thereafter on which the Term of this Agreement shall end, unless such default shall be cured within said period, or, if the default is such that more than thirty (30) days is required for its cure, unless Lessee has commenced such cure within said period. If such notice is given, the Agreement shall expire on the day so specified as fully and completely as if that day were the day herein originally fixed for such expiration, and Lessee shall then quit and surrender the Leased Premises to Lessor, but Lessee shall remain liable for the payment of rent during the full period which would otherwise constitute the balance of the Term of this Agreement; and without prejudice to any other right or remedy which it may have hereunder or by law, and notwithstanding any waiver of any prior breach of condition or event of default hereunder, Lessor may re-enter the Leased Premises either by reasonable force or otherwise, or dispossess Lessee, any legal representative of Lessee or other occupant of the Leased Premises by appropriate suit, action or proceeding and remove its effects and hold the Leased Premises as if this Agreement had not been made.

6.3            The failure of Lessor to cure any default under the terms hereof, and continuation of such failure to cure for more than thirty (30) days after notice by Lessee, shall constitute a default on the part of Lessor; provided, however, that if the nature of Lessor's default is such that more than thirty (30) days is required for its cure, then Lessor shall not be deemed to be in default if Lessor has commenced such cure within the thirty (30) day period, demonstrates to Lessee's reasonable satisfaction that such default is curable and thereafter diligently prosecutes such cure to completion.

6.4            If an event of default on the part of Lessor shall occur at any time, Lessee, at its election, may give Lessor a notice of termination specifying a day not less than thirty (30) days thereafter on which the Term of this Agreement shall end, unless such default shall be cured within said period, or, if the default is such that more than thirty (30) days is required for its cure, unless Lessor has commenced such cure within said period. If such notice is given, the Agreement shall expire on the day so specified as fully and completely as if that day were the day herein originally fixed for such expiration, and Lessee shall then quit and surrender the Leased Premises to Lessor, and Lessee shall not be liable for payment of rent for any period after such expiration.

SECTION 7

ASSIGNMENT

Lessee shall not assign this Agreement nor sublet any portion of the Leased Premises without the prior written consent of the Lessor, which consent may be not be unreasonably withheld or delayed; provided, however, that Lessee may assign this Agreement without consent to a person or entity that purchases all or substantially all of the assets of the Station. Notwithstanding any assignment or sublease, Lessee shall remain primarily liable under this Agreement unless this Agreement is assigned to Lessor or a company that is affiliated with Lessor (a “Lessor-Related Assignment”) in which case Lessee shall no longer have liability hereunder effective as of the date of any such Lessor-Related Assignment.

SECTION 8

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT

This Agreement shall not be a lien against the Leased Premises in respect to any mortgages and security agreements placed or hereafter to be placed by Lessor upon the Leased Premises. The recording of such mortgages and security agreements shall have preference and precedence and be superior and prior in lien to this Agreement, irrespective of the date of recording, and Lessee agrees to execute any instruments, without cost, which may be deemed necessary or desirable to further effect the subordination of this Agreement. Lessor shall make a reasonable effort to obtain from any mortgagees or lenders holding an interest in the nature of a mortgage in the Leased Premises an agreement that the mortgagee or lender shall not disturb Lessee's quiet possession in the event of foreclosure. If any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Lessor encumbering the Leased Premises, Lessee shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Lessor under this Agreement.

SECTION 9

QUIET ENJOYMENT

9.1            Lessor agrees that it shall not enforce any unreasonable rules or regulations which would unduly prejudice the conduct of Lessee's business, or which would prevent full and free access to the Leased Premises by Lessee, as herein provided.

9.2            Lessor reserves and shall at all times have the right to re-enter the Leased Premises to inspect the same, to supply any service to be provided by Lessor to Lessee hereunder, to show the Leased Premises to prospective purchasers, mortgagees, or lessees, and to post notices of non-responsibility, without abatement of rent, provided entrance to the Leased Premises shall not be denied Lessee.

SECTION 10

USE OF REAL PROPERTY BY LESSOR

At all times during the Term of this Agreement, Lessor shall have the right to place and operate, or to permit another tenant to place and operate, broadcasting equipment on the Leased Premises and on the Towers, or, upon receipt of Lessee’s consent as set forth in Section 5.1(c), to use the Leased Premises for any other lawful purpose, provided: (a) such actions do not interfere with Lessee’s operations, and (b) the existence of such tenants, whether individually or in the aggregate, does not materially increase the Maintenance Costs (as defined in Section 3.5 of this Agreement). To the extent that such additional tenant(s) occupancy of the Leased Premises results in a material increase in the Maintenance Costs, Lessee and such additional tenant(s) shall each pay a proportionate allocation of the Maintenance Costs. Except as described in the prior sentence regarding allocation of Maintenance Costs, Lessor shall have no obligation to pay rent to Lessee for the uses described above and may retain any and all rents received from those other tenants. In the event the existence, operations or use of the Leased Premises by another tenant(s) causes “Interference” (as defined below) with or signal diminution of a broadcasting activity of the Station and the equipment receiving such Interference is operating in accordance with manufacturer's specifications, good engineering practice and the rules of the FCC, Lessor shall, upon notice from Lessee, take all necessary steps to cause the new tenant(s) to correct and eliminate the Interference and/or signal diminution within a reasonable length of time, but in no event more than twenty-four (24) hours after having been given such notice by Lessee, unless otherwise agreed to in writing. If the Interference and/or signal diminution is not eliminated within such twenty-four (24) hour period, the new tenant(s) shall reduce power to eliminate the Interference, or cease using the installations causing the Interference and/or signal diminution, except for tests of short duration under terms acceptable to Lessee in order to eliminate the problem, and the new tenant(s) will not resume operation of such equipment until the problem is eliminated. As used herein, “Interference” with a transmitting activity shall mean (i) a condition existing that constitutes “interference” within the meaning of the provisions of the then-current recommended practices of the Electronics Industry Association or under the rules, regulations, technical bulletins and orders of the FCC then in effect, or (ii) there exists a material impairment of the quality of the sound signals of a broadcasting activity of any lessee or licensee on the Leased Premises in a material portion of the broadcast service area of such activity, as compared to that which existed prior to the commencement of (or alteration to) the operations of the most recent use of the Lessor Equipment or Lessee Equipment.

SECTION 11

SALE OF LEASED PREMISES BY LESSOR

Notwithstanding any of the provisions of this Agreement, Lessor: (a) may assign, in whole or in part, Lessor's interest in this Agreement; and (b) may sell all or part of the Leased Premises, including the Lessor Equipment. In the event of any sale or exchange of the Leased Premises by Lessor and assignment by Lessor of this Agreement, Lessor shall not be relieved of any liability under any and all of its covenants and obligations contained in or derived from this Agreement arising out of any act, occurrence or omission relating to the Leased Premises occurring prior to the consummation of such sale or exchange and assignment.

SECTION 12

BROKERAGE

The parties acknowledge and agree that this Agreement has not been brought about as a result of the services of any real estate broker, firm or corporation, and each indemnifies and holds the other harmless from any and all claims from any person(s) claiming to have rendered real estate services in connection with this Agreement.

SECTION 13

SURRENDER OF PREMISES

Upon the expiration of the Term hereof, Lessor shall retain all right, title and interest in and to the Leased Premises (including the radio towers, buildings and Lessor’s Equipment located on the Real Property). Any of Lessee’s Equipment, fixtures, goods or other property not removed within one hundred and eighty (180) days after any quitting, vacating or abandonment of the Leased Premises, or upon Lessee's eviction therefrom, shall be considered abandoned, and Lessor shall have the right, without notice to Lessee, to sell or otherwise dispose of same without having to account to Lessee for any part of the proceeds of such sale.

SECTION 14

NOTICES

All notices, demands, and requests required or permitted to be given hereunder shall be in writing and sent by overnight delivery service or by certified mail, return receipt requested, as follows:

if to Lessor:

SALEM RADIO PROPERTIES, INC.

4880 Santa Rosa Road

Camarillo, CA 93012

Attn: Christopher J. Henderson, Senior V.P. and General Counsel

if to Lessee:

AM 570, LLC

855 Aviation Drive

Camarillo, CA 93010

Attn: Brian Counsil, CFO and General Counsel

Either party hereto may change the place for notice to it by sending like written notice, by: (a) overnight delivery service; (b) certified mail, return receipt requested; or (c) by facsimile and by first class mail, to the other party hereto.

SECTION 15

BINDING NATURE

The provisions of this Agreement shall apply to, bind and inure to the benefit of Lessor and Lessee, their respective successors, legal representatives or assigns. The terms of this Agreement and any disputes arising therefrom, shall be governed by the laws of the State of Maryland.

SECTION 16

ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement between the parties and supersedes all prior written or oral agreements between the parties relating to the Leased Premises. No representative, agent or employee of Lessor has been authorized to make any representations or promises with reference to the within agreement or to vary, alter or modify the terms hereof. No additions, changes or modifications shall be binding unless reduced to writing and signed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LESSOR:	LESSEE:

SALEM RADIO PROPERTIES, INC.	AM 570, LLC

/s/Christopher J. Henderson	/s/Brian Counsil
Christopher J. Henderson	Brian Counsil
Sr. Vice-President and General Counsel	CFO and General Counsel

EXHIBIT A

Leased Premises

Fifty-Eight (58) acre transmitter site located at 16925 Black Rock Road, Germantown, Maryland 20876 located in Montgomery County, Maryland, shown as lot 4, in a subdivision known as “SENECA PARK ESTATES,” recorded in Plat Book 167 at Plat 18848 among the land records of Montgomery County.

EXHIBIT B

LESSOR’S EQUIPMENT

1.	Directional AM transmission antenna system comprised of four (4) guyed, steel towers, each 400 feet in height and underground copper radial ground system.

2.	Each tower is enclosed by a twenty (20) foot square fence.

3.	Tuning equipment mounted inside a small permanent structure at the base of each tower.

4.	Electrical connections to the tower structure made by a loop of copper tubing from tuning equipment cabinets.

5.	Towers fed by underground transmission lines, power and control lines from a centrally located 20x40 equipment building. This building is LESSOR’s existing equipment building which contains transmitters, control equipment, phasing and power dividing equipment.

6.	An adjacent diesel emergency generator and fuel tank are located behind a ten (10) foot concealment.

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